EXHIBIT 99.1

99 Wood Avenue South, Suite 311 Iselin, NJ 08830 www.pharmoscorp.com	FOR IMMEDIATE RELEASE

Pharmos Commences Patient Dosing in Phase 2a Cannabinor Nociceptive Pain Study

Additional Phase 2a Study in Neuropathic Pain Scheduled for Third Quarter

Further Pipeline Growth Planned with Pending Vela Acquisition

Iselin, NJ, June 29, 2006 – Pharmos Corporation (Nasdaq: PARS), which recently entered into a definitive agreement to acquire Vela Pharmaceuticals Inc. (Vela), announced today that it has commenced dosing for its Phase 2a clinical study of cannabinor (PRS-211,375), a CB2-selective synthetic cannabinoid drug candidate for the treatment of pain. Since receiving approval to initiate the study in the U.K. last week, the first 3 patients have been treated. Pharmos expects to complete the trial in the third quarter of 2006.

The single-center, randomized, double-blinded, single-dose intravenous study will include 100 healthy male subjects. The trial is being conducted at the UCL Analgesia Centre in London. The safety and analgesic efficacy of different cannabinor doses will be compared with placebo for acute pain following extraction of mandibular third molar teeth.

Shimon Amselem, Ph.D., V.P. Pharmaceutical Development and Head of the Cannabinor Project said, “Data from preclinical testing of cannabinor suggest that the compound holds strong promise as an analgesic for pain treatment. We are also preparing a Phase 2a intravenous study to test the analgesic efficacy and safety of cannabinor in experimentally induced neuropathic pain, which we expect to commence in the third quarter this year. Oral cannabinor for chronic pain treatment has entered toxicology studies in animals. We believe that cannabinor is the first CB2-selective agonist entering Phase 2 clinical testing, illustrating Pharmos’ strong position in cannabinoid–CB2-selective development.”

Alan L. Rubino, President & COO, said, “As we continue to develop cannabinor and work to advance into the clinic other promising drug candidates from our extensive library of CB2-selective compounds, we look forward to further expanding our later-stage pipeline by adding Vela’s drug assets. We believe that the combined growth engines of the cannabinoid platform and dextofisopam for IBS will contribute considerably to building shareholder value in Pharmos. We also anticipate that the broadened pipeline will attract potential pharmaceutical partners and we have retained Burrill & Company to help us structure and monetize such partnership arrangements.” Subject to shareholder approval, Pharmos expects the acquisition of Vela to close in the third quarter 2006.

Vela’s lead drug, dextofisopam, has undergone one Phase 2 trial showing positive indications for potential efficacy in treating irritable bowel syndrome (IBS), a prevalent disorder for which existing treatment options are very limited. Dextofisopam has the potential to address two of the three major segments of the IBS population – diarrhea-predominant patients and patients with alternating diarrhea and constipation – corresponding to nearly 70 percent of all diagnosed cases. The Vela pipeline also includes VPI-013, in-licensed from Otsuka Pharmaceutical Co., Ltd. VPI-013 significantly improved overall sexual function, desire/frequency and desire/interest in Phase 2 clinical testing in depressed patients. According to Arifulla Khan, M.D., Medical Director, Northwest Clinical Research Center, Bellevue, Washington, and the lead investigator for Vela’s Phase 2 trial, the Phase 2 VPI-013 data “strongly suggest VPI-013 improved libido and therefore may have potential for treating sexual dysfunction in men and women.” Tianeptine, a compound for which abundant clinical safety data already exists, is a potential follow-on molecule to dextofisopam for the treatment of functional GI disorders.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications including neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase II testing in pain. Other compounds from Pharmos' proprietary synthetic cannabinoid library are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

About Vela Pharmaceuticals Inc.

Based in Ewing, New Jersey, Vela Pharmaceuticals Inc. is a privately held company specializing in the “re-discovery” and continued development of medicines related to the nervous system, including the brain-gut axis. Investors include first tier venture funds such as Venrock Associates, New Enterprise Associates and JP Morgan Partners.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

In connection with its proposed acquisition of Vela Pharmaceuticals Inc., Pharmos has filed a preliminary proxy statement and other relevant materials, and will be filing additional relevant materials in the near future, with the Securities and Exchange Commission (SEC) relating to a special meeting of shareholders. Investors and security holders of Pharmos are urged to read these documents because they contain important information about Pharmos, Vela and the acquisition. The proxy statement and other existing and forthcoming relevant materials, and any other documents filed by Pharmos with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Pharmos by directing a written request to: Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, New Jersey 08830, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement and the other existing and forthcoming relevant materials before making any voting or investment decision with respect to the acquisition.

Pharmos and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Pharmos in connection with the proposal to issue shares of Pharmos’ common stock in the acquisition. Information about those executive officers and directors of Pharmos and their ownership of Pharmos' common stock is set forth in Pharmos' Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of Pharmos' executive officers and directors in the acquisition by reading the preliminary proxy statement and other existing and forthcoming relevant materials.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679